EXHIBIT  11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
	Shares	Earnings Per Share	Shares	Earnings Per Share

	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	8,448	$(0.16)	7,217	$0.00

Diluted
Average Shares Outstanding	8,448		7,217
Common Stock Equivalents	0		0

	8,448	$(0.16)	7,217	$0.00

	Nine Months Ended September 30, 2010		Nine Months Ended September 30, 2009
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)

Basic Weighted Average Shares Outstanding	8,049	$(0.11)	7,210	$(0.83)

Diluted
Average Shares Outstanding	8,049		7,210
Common Stock Equivalents	0		0

	8,049	$(0.11)	7,210	$(0.83)